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EXHIBIT 11
                           DURA PHARMACEUTICALS, INC.
               STATEMENTS RE COMPUTATIONS OF NET INCOME PER SHARE
                       IN THOUSANDS, EXCEPT PER SHARE DATA



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

                                               THREE MONTHS ENDED     SIX MONTHS ENDED
                                                    JUNE 30,              JUNE 30,
                                               ------------------    --------------------
                                                1996        1997       1996         1997
                                               ------------------    --------------------
                                                  (UNAUDITED)           (UNAUDITED)

Net Income ................................... $ 4,609   $  9,282    $  8,665    $ 18,069
                                               -------   --------    --------    --------
                                               -------   --------    --------    --------

Weighted Average Number of Common and Common
 Equivalent Shares:
  Common stock ...............................  33,819     43,672      32,598      43,511
  Stock options ..............................   1,933      1,118       1,955       1,147
  Warrants ...................................   2,927      2,537       2,724       2,627
                                               -------   --------    --------    --------
   Total .....................................  38,679     47,327      37,277      47,285
                                               -------   --------    --------    --------
                                               -------   --------    --------    --------

Net Income per Share ......................... $  0.12   $   0.20    $   0.23    $   0.38
                                               -------   --------    --------    --------
                                               -------   --------    --------    --------

FULLY DILUTED NET INCOME PER SHARE:

Net Income ................................... $ 4,609   $  9,282    $  8,665    $ 18,069
                                               -------   --------    --------    --------
                                               -------   --------    --------    --------

Weighted Average Number of Common and Common
 Equivalent Shares Assuming Issuance of All
 Dilutive Contingent Shares:
  Common stock ...............................  33,819     43,672      32,598      43,511
  Stock options ..............................   1,934      1,174       2,064       1,172
  Warrants ...................................   2,928      2,640       3,007       2,683
                                               -------   --------    --------    --------
   Total .....................................  38,681     47,486      37,669      47,366
                                               -------   --------    --------    --------
                                               -------   --------    --------    --------

Net Income per Share ......................... $  0.12    $  0.20     $  0.23     $  0.38
                                               -------   --------    --------    --------
                                               -------   --------    --------    --------

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